Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

Exhibit 99.1

Phillips 66 Reports Third-Quarter Earnings of $823 Million
or $1.60 Per Share
Adjusted earnings of $858 million or $1.66 per share

Highlights

•	Achieved 98 percent utilization in Refining

•	CPChem successfully started up operations of its two new U.S. Gulf Coast polyethylene units

•	Further reducing 2017 capital guidance

•	Returned $817 million to shareholders through dividends and share repurchases

•	Announced new $3 billion share repurchase program

•	Phillips 66 Partners announced $2.4 billion acquisition from Phillips 66 and raised $1.7 billion through equity and debt offerings in October

HOUSTON, Oct. 27, 2017 - Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces third-quarter 2017 earnings of $823 million, compared with $550 million in the second quarter of 2017. Excluding special items, adjusted earnings were $858 million, compared with second-quarter adjusted earnings of $569 million.

“We operated well during the quarter while facing the challenges associated with Hurricane Harvey,” said Greg Garland, chairman and CEO of Phillips 66. “While the storm impacted our Gulf Coast operations, we delivered strong financial results from our diverse business portfolio. We are proud of how our employees responded during the storm. They assisted families, friends and neighbors and worked tirelessly to safeguard our assets and communities. Through their efforts, we were able to ensure business continuity and supply critical energy products to first responders and consumers.”

“During the quarter, we funded $367 million of capital expenditures and returned $817 million to shareholders through dividends and share repurchases,” added Garland. “Earlier this month we also announced a new $3 billion share repurchase program, increasing total authorizations to $12 billion since 2012. Prudently managing capital allocation and delivering shareholder returns remain fundamental to Phillips 66.”

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q3 2017	Q2 2017	Q3 2017	Q2 2017
Transportation	$119	74	98	74
NGL	(3)	9	—	14
DCP Midstream	1	13	1	13
Midstream net income	117	96	99	101
Less: Noncontrolling interests*	32	37	32	37
Midstream earnings	$85	59	67	64
*Included in Transportation and NGL businesses.

Midstream's third-quarter earnings were $85 million, compared with $59 million in the second quarter of 2017. Midstream earnings in the third quarter of 2017 included a favorable settlement of $23 million, partially offset by hurricane-related costs of $3 million and pension settlement expense of $2 million. Second-quarter earnings included pension settlement expense of $5 million.

Transportation adjusted net income for the third quarter of 2017 was $98 million, an increase of $24 million from the second quarter. The increase reflects a full quarter of commercial operations of the Bakken Pipeline, as well as higher throughput volumes due to less planned refinery downtime.

NGL adjusted net income was break-even in the third quarter of 2017, compared with second-quarter adjusted net income of $14 million. The decrease mainly reflects hurricane impacts on fractionation and export volumes.

The company’s equity investment in DCP Midstream generated net income of $1 million in the third quarter, compared with $13 million in the prior quarter. This decrease primarily reflects the impact of rising NGL prices on forward hedges, as well as asset impairments of $6 million.

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q3 2017	Q2 2017	Q3 2017	Q2 2017
Olefins and Polyolefins (O&P)	$105	179	137	179
Specialties, Aromatics and Styrenics (SA&S)	22	21	22	21
Other	(6)	(4)	(6)	(4)
Chemicals	$121	196	153	196

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' third-quarter earnings were $121 million, compared with $196 million in the second quarter of 2017. Chemicals' earnings in the third quarter of 2017 included hurricane-related costs of $32 million.

During the quarter, CPChem's O&P business contributed $137 million of adjusted earnings to the Chemicals segment. The $42 million decrease from the prior quarter was primarily due to lower margins and volumes. Global O&P utilization was 83 percent, reflecting hurricane-related downtime at U.S. Gulf Coast facilities. Second quarter utilization was 98 percent.

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

CPChem's SA&S business contributed $22 million of adjusted earnings in the third quarter, in line with the prior quarter, as lower margins were more than offset by higher equity earnings due to a reduction in unplanned downtime.

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q3 2017	Q2 2017	Q3 2017	Q2 2017
Refining	$550	224	548	233

Refining's third-quarter earnings were $550 million, compared with $224 million in the second quarter of 2017. Refining's earnings in the third quarter of 2017 included favorable settlements of $18 million, mostly offset by pension settlement expense of $8 million and hurricane-related costs of $8 million. Second-quarter earnings included pension settlement expense of $22 million, partially offset by an insurance claim reimbursement of $13 million.

Refining's adjusted earnings were $548 million in the third quarter of 2017, compared with $233 million in the prior quarter. This increase was largely driven by higher distillate and gasoline margins, as the market crack spreads were up 41 percent and 24 percent, respectively. Realized margins for the quarter were $10.49 per barrel, compared with $8.44 per barrel in the second quarter. Phillips 66’s worldwide crude utilization rate was 98 percent, reflecting strong operations across the system and limited hurricane impacts to the company's Gulf Coast refineries. Pre-tax turnaround costs for the third quarter were $43 million, compared with second-quarter costs of $154 million. Clean product yield was 85 percent in the third quarter, unchanged from the second quarter.

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q3 2017	Q2 2017	Q3 2017	Q2 2017
Marketing and Other	$160	181	163	185
Specialties	48	33	48	33
Marketing and Specialties	$208	214	211	218

Marketing and Specialties (M&S) third-quarter earnings were $208 million, compared with $214 million in the second quarter of 2017. M&S’s third-quarter earnings included pension settlement expense of $2 million and hurricane-related costs of $1 million. Second-quarter earnings included a charge of $4 million for pension settlement expense.

Adjusted earnings for Marketing and Other were $163 million in the third quarter of 2017, a decrease of $22 million from the prior quarter. The decrease was largely due to lower U.S. margins. Refined product exports in the third quarter were 179,000 barrels per day (BPD), unchanged from the prior quarter.

Phillips 66’s Specialties businesses generated earnings of $48 million during the third quarter. The $15 million increase from the prior quarter was mainly due to higher equity earnings from the Excel Paralubes joint venture, driven by higher utilization during the third quarter.

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

Corporate and Other

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q3 2017	Q2 2017	Q3 2017	Q2 2017
Corporate and Other	$(141)	(143)	(121)	(142)

Corporate and Other’s third-quarter net costs were $141 million, in line with the prior quarter. Third quarter results included a $20 million charge for a legal settlement.

The $21 million decrease in adjusted net costs was primarily due to certain tax adjustments.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $401 million in cash from operations during the third quarter. Excluding working capital impacts, operating cash flow was $596 million. Cash from operations was reduced by pension plan contributions of $423 million.

During the quarter, Phillips 66 funded $367 million of capital expenditures and investments, and distributed $356 million in dividends and $461 million in share repurchases. The company ended the quarter with 507 million shares outstanding.

As of Sept. 30, 2017, cash and cash equivalents were $1.5 billion, and consolidated debt was $10.2 billion, including $2.3 billion at Phillips 66 Partners (PSXP). The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 30 percent and 27 percent, respectively. Excluding PSXP, the debt-to-capital ratio was 26 percent and net-debt-to-capital ratio was 22 percent.

Strategic Update

In Midstream, the company continues to invest in the Beaumont Terminal to increase storage capacity and export capabilities. An additional 3.5 million barrels of crude storage is expected to be in service by the end of 2018. Expansion of the terminal's export facilities, from a current capacity of 400,000 BPD to 600,000 BPD, is on schedule for completion in the first quarter of 2018.

In October 2017, Phillips 66 contributed its 25 percent interest in the Bakken Pipeline and 100 percent interest in Merey Sweeny, L.P. (MSLP) to PSXP in a transaction valued at $2.4 billion, including $625 million of non-recourse Bakken Pipeline debt and $100 million of MSLP debt. Consideration for the transaction was $1.7 billion including cash, the Partnership’s assumption of certain Phillips 66 term loans, and $240 million of newly issued PSXP common and general partner units.

DCP Midstream is expanding the Sand Hills NGL Pipeline capacity from 280,000 BPD to 365,000 BPD, with an expected in-service date in the fourth quarter of 2017. In addition, DCP announced plans to further expand the line to approximately 450,000 BPD, with completion expected in the second half of 2018. Sand Hills is owned two-thirds by DCP and one-third by Phillips 66 Partners.

DCP continues to expand its footprint in the high-growth DJ basin through the construction of two gas processing plants. DCP also announced plans to jointly develop the Gulf Coast Express Pipeline Project, which would provide an outlet for increased natural gas production in the Permian Basin to markets along the Texas Gulf Coast.

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

CPChem’s U.S. Gulf Coast Petrochemicals Project, which consists of a world-scale ethane cracker and two polyethylene units, is nearing completion. During the third quarter, CPChem commissioned and successfully started up the new polyethylene units in Old Ocean, Texas. Due to impacts from Hurricane Harvey, commissioning of the ethane cracker at the Cedar Bayou facility in Baytown, Texas, is now expected to begin in the first quarter of 2018. The Project will increase CPChem’s global ethylene and polyethylene capacity by approximately one-third.

In Refining, the company is progressing return projects to improve clean product yields. A diesel recovery project at the Ponca City Refinery is expected to start up in the fourth quarter of 2017. The company is modernizing fluid catalytic cracking (FCC) units at both the Bayway and Wood River refineries with an anticipated completion during the first half of 2018.

Phillips 66 capital expenditures and investments for 2017 are expected to be approximately $2 billion, a reduction from the original budget of $2.7 billion. This decrease is primarily due to deferral of a final investment decision on incremental fractionation capacity. Capital expenditures and investments for 2018 are expected to be between $2 billion and $3 billion, with additional information to be provided in December 2017.

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2017			2016
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$85	59	221	75	179
Chemicals	121	196	498	101	447
Refining	550	224	1,033	177	412
Marketing and Specialties	208	214	563	267	701
Corporate and Other	(141)	(143)	(407)	(109)	(347)
Phillips 66	$823	550	1,908	511	1,392

Adjusted Earnings
	Millions of Dollars
	2017			2016
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$67	64	208	75	154
Chemicals	153	196	550	190	536
Refining	548	233	779	134	372
Marketing and Specialties	211	218	570	267	701
Corporate and Other	(121)	(142)	(386)	(110)	(348)
Phillips 66	$858	569	1,721	556	1,415

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,600 employees committed to safety and operating excellence. Phillips 66 had $53 billion of assets as of Sept. 30, 2017. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Rosy Zuklic (investors)	C.W. Mallon (investors)
832-765-2297	832-765-2297	832-765-2297
jeff.dietert@p66.com	rosy.zuklic@p66.com	c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted net income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that don't reflect the core operating results of our businesses in the current period. This release includes realized refining margin, a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins. This release also includes a debt-to-capital ratio excluding PSXP.  This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66. References to adjusted earnings refer to earnings excluding special items, as detailed in the tables to this release.

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

	Millions of Dollars
	Except as Indicated
	2017			2016
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Earnings to Adjusted Earnings

Consolidated Earnings	$823	550	1,908	511	1,392
Pre-tax adjustments:
Pending claims and settlements	(36)	(24)	(60)	(72)	(117)
Pension settlement expense	21	55	76	—	—
Impairments by equity affiliates	—	—	33	89	95
Recognition of deferred logistics commitments	—	—	—	—	30
Gain on consolidation of business	—	—	(423)	—	—
Hurricane-related costs	70	—	70	—	—
Tax impact of adjustments*	(20)	(12)	117	28	31
Other tax impacts	—	—	—	—	(16)
Adjusted earnings	$858	569	1,721	556	1,415

Earnings per share of common stock (dollars)	$1.60	1.06	3.66	0.96	2.61
Adjusted earnings per share of common stock (dollars)†	$1.66	1.09	3.30	1.05	2.66

Midstream Earnings	$85	59	221	75	179
Pre-tax adjustments:
Pending claims and settlements	(37)	—	(37)	—	(45)
Impairments by equity affiliates	—	—	—	—	6
Pension settlement expense	3	8	11	—	—
Hurricane-related costs	4	—	4	—	—
Tax impact of adjustments*	12	(3)	9	—	14
Adjusted earnings	$67	64	208	75	154

Chemicals Earnings	$121	196	498	101	447
Pre-tax adjustments:
Impairments by equity affiliates	—	—	33	89	89
Hurricane-related costs	53	—	53	—	—
Tax impact of adjustments*	(21)	—	(34)	—	—
Adjusted earnings	$153	196	550	190	536

Refining Earnings	$550	224	1,033	177	412
Pre-tax adjustments:
Pending claims and settlements	(30)	(21)	(51)	(70)	(70)
Gain on consolidation of business	—	—	(423)	—	—
Recognition of deferred logistics commitments	—	—	—	—	30
Pension settlement expense	13	35	48	—	—
Hurricane-related costs	12	—	12	—	—
Tax impact of adjustments*	3	(5)	160	27	16
Other tax impacts	—	—	—	—	(16)
Adjusted earnings	$548	233	779	134	372

Marketing and Specialties Earnings	$208	214	563	267	701
Pre-tax adjustments:
Pension settlement expense	3	7	10	—	—
Hurricane-related costs	1	—	1	—	—
Tax impact of adjustments*	(1)	(3)	(4)	—	—
Adjusted earnings	$211	218	570	267	701

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

	Millions of Dollars
	Except as Indicated
	2017			2016
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Earnings to Adjusted Earnings (cont.)
Corporate and Other Earnings (loss)	$(141)	(143)	(407)	(109)	(347)
Pre-tax adjustments:
Pending claims and settlements	31	(3)	28	(2)	(2)
Pension settlement expense	2	5	7	—	—
Tax impact of adjustments*	(13)	(1)	(14)	1	1
Adjusted earnings (loss)	$(121)	(142)	(386)	(110)	(348)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 38 percent. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

	Millions of Dollars
	Except as Indicated
	2017
	Q3	Q2
Realized Refining Margins
Net income attributable to Phillips 66 refining segment	$550	224
Plus (Less):
Provision for income taxes	313	83
Taxes other than income taxes	47	70
Depreciation, amortization and impairments	205	219
Selling, general and administrative expenses	50	49
Operating expenses	818	897
Equity in earnings of affiliates	(144)	(22)
Other segment expense, net	8	3
Proportional share of refining gross margins contributed by equity affiliates	305	191
Realized refining margins	$2,152	1,714

Total processed inputs (thousands of barrels)	183,010	181,730
Adjusted total processed inputs (thousands of barrels)*	205,218	203,117

Net income attributable to Phillips 66 per barrel (dollars per barrel)**	$3.01	1.23
Realized refining margins (dollars per barrel)***	10.49	8.44
* Adjusted total processed inputs include our proportional share of processed inputs of equity affiliates.
** Net income attributable to Phillips 66 divided by total processed inputs.
*** Realized refining margin divided by adjusted total processed inputs.

Phillips 66 Reports Third-Quarter Earnings of $823 Million (Adjusted Earnings of $858 Million)

	Millions of Dollars
	September 30, 2017
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$10,201	2,290	7,911
Total Equity	23,959	1,406	22,553
Debt-to-Capital Ratio	30%		26%

Total Cash	$1,547	2	1,545
Net-Debt-to-Capital Ratio	27%		22%
*PSXP's third-party debt and Phillips 66's noncontrolling interests attributable to PSXP.